PRESS RELEASE- IMMEDIATE RELEASE

CONTACT:     Matthew Coggins
Senior Vice President/Chief Marketing Officer
Enterprise Bank
978-656-5708
Matthew.Coggins@ebtc.com

DATE:        July 25, 2017

CHAIRMAN OF THE BOARD GEORGE DUNCAN ANNOUNCES
THE ELECTION OF A BANK DIRECTOR

Lowell, MA - The Board of Directors of Enterprise Bank announced today that Kenneth Ansin has been appointed to the Boards of Enterprise Bank and its holding company, Enterprise Bancorp, Inc.

A native of Leominster, Mr. Ansin has served Enterprise Bank in numerous capacities over the last 25 years, most recently as a regional community banking director, focused on working with residents, businesses and nonprofit organizations in the Nashoba Valley and North Central Massachusetts areas.

As a member of the Board, he will continue to play a pivotal role in the Nashoba Valley and North Central areas, furthering Enterprise Bank’s commitment and strategic direction in the region, including the Bank’s multi-million-dollar investment in a new downtown Leominster branch. Throughout Mr. Ansin’s career, he has had extensive charitable and civic involvement, including currently serving as co-chair of The Fitchburg Plan, co-chair of the Heywood Hospital capital campaign, and as a member of the North Central Massachusetts Chamber of Commerce Leadership Council.

“Ken is deeply committed to the vision and mission of Enterprise Bank, and has exceptionally strong community and business knowledge and expertise to generate success for our customers and communities,” said Enterprise Bank Chairman George Duncan. “We are privileged to have Ken’s experience at the senior management level brought to the Board level as he rejoins the Board of Directors and we look forward to the tremendous positive impact he will continue to have on Enterprise Bank and the communities we serve.”

Mr. Ansin said, “I have always been honored to be a part of Enterprise Bank, an organization whose values and purpose are aligned with mine - committed to being a generous supporter of nonprofit and charitable organizations with a strong commitment to community service. I have deep roots in the North Central and Nashoba Valley regions and am excited to continue in contributing to the area’s revitalization and developing new economic opportunities.”
John Clementi, Chair of Enterprise Bank’s Corporate Governance Nominating Committee added, “Ken has a long history of civic and charitable support to the North Central and Nashoba Valley regions. Ken’s talent, community knowledge, and passion for the people and businesses of the region are a tremendous asset as we continue to expand our presence here.”
Mr. Ansin holds a Master of Public Administration degree from Harvard University's Kennedy School of Government as well as a Bachelor of Science degree in Political Science from the University of Massachusetts at Amherst. He has served as an adjunct/guest lecturer at Brandeis University, Bentley College, Fitchburg State College and Mount Wachusett Community College.

###

Enterprise Bank has 23 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsboro, and Westford and in Hudson, Nashua, Pelham, Salem and Derry, New Hampshire. The Bank’s 24th branch, located at 15 Indian Rock Road, Windham, NH, will open on July 31, 2017. As of June 30, 2017, assets were $2.66 billion. Total assets under management totaled $3.52 billion.

Enterprise Bank and Trust Company is listed on the NASDAQ Global Market under the stock symbol “EBTC”. For further information on Enterprise Bank, log on to our web site at EnterpriseBanking.com.